SECURITIES ACT
REPORT OF TAKE-OVER BID OR ISSUER BID UNDER S. 120 OF THE ACT
(Subsection 189.1.3 of the Regulation)
1.	Name and address of the offeree issuer:

Catalyst Paper Corporation 16th Floor 250 Howe Street Vancouver, British Columbia V6C 3R8

2.	Name and address of the offeror:

CTOE LLC 622 Third Avenue, 32nd Floor New York, New York 10017 (212) 888-2290

3.	What is the designation of the class(es) of securities that are subject to the bid?

Common shares

4.	What is the date of the bid?

August 11, 2006

5.	What is the maximum number of securities sought by the offeror for each class of securities subject to the bid?

39,000,000 common shares

6.	What is the value, expressed in Canadian dollars, of the consideration offered per security for each class of securities subject to the bid?

$3.30

7.	What is the fee payable in respect of the bid, as calculated under subsection 271.4(1) of the Regulation?

(39,000,000 shares) x (0.02%) x (25%) x ($3.30) = $6,435

DATED this 11th day of August, 2006.

CTOE LLC

	By:	“Mark Friedman”

Name: Mark Friedman
Title: Sole Member and Sole Manager